Exhibit (d)(43)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC.
AND
JENNISON ASSOCIATES LLC

THIS AMENDMENT is made as of 4:00 p.m. on November 20, 2009 to the Sub-Advisory Agreement dated as of September 16, 2009 (the “Agreement”), between Transamerica Asset Management, Inc. and Jennison Associates LLC. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Compensation and Schedule of Portfolios Under Management. Effective November 20, 2009, Schedule A to the Agreement is amended as follows:

Portfolio	Investment Subadvisory Fee

Transamerica Partners Large Growth Portfolio	0.40% up to $250 million;
0.35% from $250 million to $500 million;
0.30% from $500 million to $1 billion;
0.25% from $1 billion to $1.5 billion; and
0.20% of average daily net assets in
excess of $1.5 billion.

Transamerica Partners Growth Portfolio	0.40% up to $250 million;
0.35% from $250 million to $500 million;
0.30% from $500 million to $1 billion;
0.25% from $1 billion to $1.5 billion; and
0.20% of average daily net assets in
excess of $1.5 billion.

In all other respects, the Sub-Advisory Agreement dated as of September 16, 2009 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of 4:00 p.m. November 20, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President and Chief Investment Officer

JENNISON ASSOCIATES LLC

By:

Name:

Title:

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